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                                                                    EXHIBIT 99.2

Contact:
Roland Frautschi, Vice President and Chief Financial Officer
318-429-2300

                    GOODRICH PETROLEUM CORPORATION ANNOUNCES
                              COMPLETION OF MERGER

Houston, Texas, August 15, 1995 - Goodrich Petroleum Corporation ("Goodrich") announced today that La/Cal Energy Partners ("La/Cal") voted to approve the merger among Goodrich, Patrick Petroleum Company ("Patrick") and La/Cal, thereby completing the merger transaction. As a result of the merger, the partnership interests of the partners of La/Cal and common stock of Patrick have been converted into common stock of Goodrich.

Goodrich Petroleum Corporation and its subsidiaries will be engaged in the development production and acquisition of, and the exploration for, natural gas and oil, primarily in Louisiana and Texas.

Goodrich President and Chief Executive Officer, Walter G. ("Gil") Goodrich commented, "We believe the combination of the existing properties of La/Cal and Patrick produce a strategic fit which, along with possible future acquisitions, will provide an opportunity for Goodrich Petroleum to have a successful future in the oil and gas industry."

At the open of business on August 16, 1995, Goodrich Common Stock will begin trading on the New York Stock Exchange under the Symbol "GDP" and Goodrich Series A Convertible Preferred Stock will begin trading on the Nasdaq Small-Cap Market under the symbol "GDPA".

Goodrich Petroleum Corporation has offices in Houston, Texas and Shreveport, Louisiana.